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BlueLine Ups Criticare Stake; Hopes to Bring New Dirs to Bd

DOW JONES NEWSWIRES
August 22, 2006 1:14 p.m.

WASHINGTON (Dow Jones) — BlueLine Partners LLC on Tuesday said it increased its stake in Criticare Systems Inc. (CMD) to 10.7% from 9.6%, and that it intends to ask stockholders to help it elect a majority of new Criticare Systems directors.

According to an amended Schedule 13D filed with the Securities and Exchange Commission, BlueLine beneficially holds about 1.31 million Criticare common shares. BlueLine last reported beneficial ownership of 1.15 million Criticare common shares April 7.

In Tuesday’s filing, BlueLine said it now believes it’s necessary for the company’s stockholders to “act to protect their interests and to preserve the current value inherent in the company’s business.” It also said it believes that Criticare must “substantially improve its performance” to deliver that value to stockholders.

As examples of its concerns, BlueLine in the filing called Criticare a company “possessing significant potential, but suffering from a long history of poor execution.” In recent quarters, BlueLine said, Criticare’s performance has “slipped,” delivering less revenue growth than projected and failing to control costs in order to be profitable.

For the fiscal third quarter ended March 31, Criticare reported a net loss of $7,976, or break-even per share, narrowing from a loss of $244,871, or 2 cents a share, in the 2005 comparable period. Revenue in the third quarter rose 28% to $7.8 million, compared with $6.1 million in the 2005 third quarter.

The investor also noted that Criticare’s most recently completed quarter, ended June 30, will be the fourth in a row in which the company has fallen short of analyst guidance. Analysts are expecting Criticare to report a net loss of 2 cents a share for that quarter, according to First Call. Criticare hasn’t filed its financial results to the SEC for the period yet.

In the filing, BlueLine said that if Criticare’s management team can’t deliver needed improvements, the company’s stockholders have the power to initiate the necessary changes, including electing a new board.

BlueLine said it believes that a new board, committed to pursuing stockholder interests, will “have a dramatic effect within the company,” and that this is “the first step necessary to begin seeing steady improvements in the company’s performance.”

In early April, BlueLine called for the patient monitoring systems maker to seek a buyer and voiced concerns about Criticare’s management, calling for corporate governance reforms.

Criticare Systems, based in Waukesha, Wis., also makes noninvasive sensors to monitor the vital signs and anesthetic levels of patients undergoing surgery or confined to intensive care.

Shares of the company recently traded at $2.98 each, up 19 cents.

-By Brian Coyle, Dow Jones Newswires; 202-862-3545